Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2003 relating to the financial statements and financial statement schedules of Briazz, Inc., which appears in Briazz, Inc.‘s Annual Report on Form 10-K for the year ended December 29, 2002.

PricewaterhouseCoopers LLP

Seattle, Washington
October 15, 2003